AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON _____________
                                                  REGISTRATION NO. ____________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------


                             TELMARK WORLDWIDE, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Nevada                                                                91-2074268
-------------------------------     -------------------------------     -------------------------------
(State or Other Jurisdiction of       (Primary Standard Industrial      IRS Employer Identification No.
Incorporation or Organization)          Classification Code No.)



                                 50 Johns Street
                          Johnstown, Pennsylvania 15901
                                 (814) 535-1400
               (Address, including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)


                                  Steven Swank
                            2323 Feather Sound Drive
                                     F 101
                           Clearwater, Florida 33762
                                 (727) 299-9191
           (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)



        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

         If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

------------------------ ----------------------- ---------------------- ---------------------- ----------------
 Title of each class of       Amount to be          Proposed Maximum       Proposed maximum       Amount of
    securities to be           registered          offering price per     Aggregate Offering   Registration Fee
       registered                                         unit                  price
------------------------ ----------------------- ---------------------- ---------------------- ----------------
      Common Stock             5,810,000                 $1.00                $5,810,000

      Class A Common Stock       150,000                     0
       Purchase Warrants
       exerxisable 90-180 days
       from the effective date
       of offering

      Class A Common Stock       150,000                     0
       Purchase Warrants
       exerxisable 365-730 days
       from the effective date
       of offering

      Common Stock               300,000                 $5.00                $1,500,000

      Total                                                                   $7,310,000          $1,929.84
------------------------ ----------------------- ---------------------- ---------------------- ----------------

[1] No exchange or over-the-counter market exists for Telmark Worldwide, Inc. common stock. Telmark Worldwide, Inc. has determined an estimate of $1.00 per share as the maximum offering price solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457( c) under the Securities Act.

[2] Pursuant to Rule 457(g) under the Securities Act of 1933, the registration fee is based on the common stock issuable upon the exercise of the Class A and B Common Stock Warrants and no separate fee is payable in respect of the Common Stock Warrants. The number of shares registered is not intended to be a prediction as to the future market price of our common stock upon conversion of warrants issuable.

[3] The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                              SUBJECT TO COMPLETION
                                   Prospectus
                          _______________________, 2000

                             Telmark Worldwide, Inc.
                                 50 Johns Street
                               Johnstown, PA 15901
                                 (814) 535-1400

5,810,000 Shares of Common Stock to be sold by current shareholders at a price of $1.00 per share. The price per share was arbitrarily determined by management and bears no relationship to book value or other methods of valuing stock.

This is a first offering of common stock by selling shareholders of Telmark Worldwide, Inc. Only current shareholders are able to sell shares if they wish and no shares are being sold by Telmark Worldwide, Inc. The shares of Telmark Worldwide, Inc. are not listed on any securities exchange. None of the monies received from the sale of stock in this offering will go to Telmark Worldwide, Inc. The proceeds from the exercise of A warrants and B warrants will go to Telmark Worldwide, Inc.

This Prospectus is part of a registration statement that permits some shareholders to sell their shares when this Prospectus is declared effective. Telmark Worldwide, Inc. will keep the registration statement, of which this prospectus forms a part, current until , 200 . This price per share was arrived at arbitrarily.

See "Risk Factors" on page 5 for factors to be considered before investing in the shares of our common stock.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense. You should rely only on the information contained in this document. No one has been authorized by Telmark Worldwide, Inc. to provide you with information that is different

                                TABLE OF CONTENTS

Summary of Offering                                                                        4
Risk Factors                                                                               5
Use of Proceeds                                                                           11
Determination of Offering Price                                                           11
Dilution                                                                                  11
Selling Shareholders                                                                      12
Plan of Distribution                                                                      13
Our Stock                                                                                 13
Our Business                                                                              15
Our Property                                                                              16
Legal Proceedings                                                                         17
Market Price of and Dividends on Capital Stock and Related Stockholder Matters            17
Financial Statements                                                                      17
Selected Financial Data                                                                   18
Management's Discussion and Analysis of Financial Condition and Results of Operations     19
Changes in and Disagreements with Accountants                                             20
Directors and Executive Officers                                                          20
Executive Compensation                                                                    21
Security Ownership of Certain Beneficial Owners and Management                            22
Certain Relationships and Related Transactions                                            22
Disclosure of Commission Position on Indemnification for Securities Act                   22
Legal Matters                                                                             23
Experts                                                                                   23
Additional Informtion                                                                     23
Information Not Required in Prospectus                                                    25

SUMMARY

THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT THIS OFFERING. IT LIKELY DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO FULLY UNDERSTAND THIS OFFERING, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE FINANCIAL STATEMENTS AND THEIR RELATED NOTES.

OUR COMPANY

We were incorporated on September 14, 2000 in the state of Nevada. On September 26, 2000, we merged with Borco Equipment Company, Inc., a Pennsylvania corporation.

We manufacture and distribute dump and lowboy trailers world wide under the trade name "Borco". Currently about 75% of our sales occur within the United States and the remaining 25% occur in Mexico, South America, the Carribbean region, Europe, Iceland and Russia.

Borco Trailers are built in western Pennsylvania. We offer many standard features in our trailers that our competition offers as options. We have standard and custom built models; we also build replacement bodies and frames for all makes of trailers.

Our line of trailers includes, full frame, quarter frame, and frameless dumps. We also build lowboys, detachable ground bearing and non-ground bearing, single drops with beavertail and double drops all with capacities from 25 ton to 100 ton.

Our parts lines consist of axles, wheels, hubs cylinders, and all different suspensions.

This Prospectus does not raise any money for Telmark Worldwide, Inc. It is for the benefit of shareholders desiring to make offers and sales of their stock. When this Registration statement is declared effective by the Securities and Exchange Commission (SEC) these shareholders will have the option of selling their shares to another individual without a broker/dealer or through a broker/dealer or other intermediary if a public market exists.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this Prospectus before you decide to invest in our common stock. There is a great deal of risk involved. Any of the following risks could affect our business, its financial condition, its potential profits or losses and could result in you losing your entire investment.

The risks and uncertainties described below are all of the material risks of which we are aware.

Our management controls Telmark Worldwide, Inc. and could use that control to make decisions in their own interests.

Our management effectively controls Telmark Worldwide, Inc. through the stock it owns. They could use that control to make certain decisions and affect certain transactions that are to management's advantage at the expense of the other shareholders. For example, a business combination could be negotiated that would retain members of the management team as highly paid employees of the resultant company while offering nothing to the other shareholders.

Management should be keeping the interests of all shareholders first and foremost but it is possible that situations like the one mentioned above could occur because of their control position.

Management presently holds the following common stock positions:

         John E. Bartoli            3,500,000        64.8%
         Steven Swank               1,500,000        27.8%
         James Kowalczyk               50,000        1.0%

Telmark Worldwide, Inc. may make decisions with which shareholders might not agree should management decide to invest capital in other companies, acquire another company or combine efforts with another company.

We have made no investments in other companies nor do we intend to do so. We have not talked with any other organizations about combining our efforts. We cannot guarantee that these types of talks may not take place some time in the future. If we acquire an asset or enter into a business combination, in the future. If we acquire an asset or enter into a business combination, this would likely include exchanging a large amount of Telmark Worldwide, Inc. common stock, which could dilute the ownership interest of present stockholders.

The Bylaws of Telmark Worldwide, Inc. give the Board of Directors the right to enter into any contract for the Company without ratification by the shareholders. Therefore, management could decide to make an investment (buy shares, loan money, etc.) without shareholder approval.

If management decides to merge with or acquire another company, Nevada Revised Statutes Section 92A.120 provides that a vote of the shareholders be held to approve or disapprove the transaction. However, according to Nevada Revised Statutes Section 92A.130, under the following conditions a vote would not be necessary:

         a. The Articles of Incorporation of Telmark Worldwide, Inc. remain the same;
         b. No shareholder of Telmark Worldwide, Inc. would have fewer shares after the merge or acquisition than they had before; and,
         c. The shares exchanged do not amount to over 20% of the total issued and outstanding shares after the merger or acquisition.

Management can take almost any action without Stockholder approval under Nevada law. Some of the more important actions could be to:

         a. Increase salaries
         b. Give stock options
         c. Indefinitely delay shareholder meetings
         d. Vote stock and cash bonuses
         e. Issue additional shares
         f. Conduct public offerings or private placements.

Upon this registration statement being declared effective, under the Securities Exchange Act of 1934 Telmark Worldwide, Inc. will be obligated to do the following among other things:

         a. promptly report all material changes in the Company and its affairs to the Securities and Exchange Commission on a Form 8K;
         b. file regular quarterly and annual reports on Forms 10Q SB and 10K SB respectively; and,
         c. comply with certain requirements when a matter is being submitted to a vote of shareholders.

While all of the above reports will be available for viewing by shareholders and any other interested parties at the SEC offices in Washington, D.C., New York or Chicago, management of Telmark Worldwide, Inc. intends to communicate on a regular basis with its shareholders. Even if shareholders are consulted, the management group has enough votes to insure that any action they might take would be endorsed by a majority of the voting shares.

Depending on the nature of the transaction, Telmark Worldwide, Inc. stockholders may not have an opportunity to vote on whether to approve it. As a result, management could enter into a transaction in which an investor would not want to be involved as an individual. In such a case, you could lose your entire investment on a business decision that you did not have an opportunity to evaluate and agree to.

Competition is growing in our industry and investors should consider this when making an investment in Telmark Worldwide, Inc. The more competitors that we have could result in not attracting enough new customers or, possibly, loosing enough existing customers to make us unprofitable and have a negative affect on the price of our stock.

We have no employment contracts or agreements with Directors and Officers.

Telmark Worldwide, Inc. depends on John Bortoli, James Kowalczyk and Steven Swank to continue to work and develop our business. At this time we do not have an employment agreement with Mr. Bartoli, Mrl Kowalczyk or Mr. Swank. We cannot be sure that they will continue to manage our affairs in the future. If we should lose the services of one or all of the officers and directors, or if one or more should decide to join a competitor or otherwise compete with Telmark Worldwide, Inc. this could have a negative affect on the business and could cause the price of your stock to decline.

Financial Risks

If Telmark Worldwide, Inc. raises additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of its common stock. If common stock is issued in return for additional funds, the price pershare could be lower than that paid by present stockholders. The result of this would be a lessening of each present stockholder's relative percentage interest in Telmark Worldwide, Inc. This condition is often referred to as "dilution".

Potential business combinations could dilute stockholder value and adversely affect operating results.

Telmark Worldwide, Inc. may consider a future financing or business combination that, because of the size of the related stock issuance, could result in a majority of the voting power being transferred to the new investor (s). The result would be that the new shareholder (s) would control Telmark Worldwide, Inc. and persons unknown could replace current management. It is uncertain whether any such replacement would continue to implement Telmark Worldwide, Inc. current business plan.

Large stockholders of Telmark Worldwide, Inc. could sell their shares resulting in a change of control and/or direction.

Telmark Worldwide, Inc. significant shareholders, namely the President, John Bortoli, and the Secretary, Steven Swank and other large shareholders could sell their shares to an outside party, resulting in a change in control of the Company and a change in business direction. If this occurs, the remaining holders of shares of Telmark Worldwide, Inc. stock could be affected adversely as a new control group could reverse-split the stock, effectively eliminating the small shareholders.

The following is a list of large shareholders and the percentage of the issued and outstanding shares that they own:

Name                             Number of Shares         Percentage Owned

John Bortoli                            3,500,000                    64.8%
Steven Swank                            1,500,000                    27.8%
Charles Kiefner                           300,000                     5.6%

Major shareholders as a group           5,300,000                    98.2%

If you are considering investing in our stock you should be aware that all shares in Telmark Worldwide, Inc. are being registered and will be available for sale pursuant to this prospectus.

RISKS RELATED TO THE SECURITIES MARKET

There is no liquidity for the common stock of Telmark Worldwide Inc.

There is presently no demand for the common stock of our company. There is presently no public market in the shares. While we intend to apply for a quotation on the NASD Bulletin Board quotation service, we cannot guarantee that our application will be approved and our stock listed and quoted for sale.

Telmark Worldwide, Inc. common stock has no prior market and resale of your shares may be difficult. There is no public market for Telmark Worldwide, Inc. common stock and no assurance can be given that a market will develop or that any shareholder will be able to liquidate their investment without considerable delay, if at all.

The trading market price of Telmark Worldwide, Inc. common stock may decline below the price at which it was sold by selling stockholder (s). If a market should develop, the price may be highly volatile. In addition, an active public market for Telmark Worldwide, Inc. common stock may not develop or be sustained. If selling stockholders sell all or substantial amounts of their common stock in the public market (see "Selling Stockholders"), the market price of our common stock could fall.

In addition, all 5,350,000 shares held by officers, directors and affiliates, will be eligible for sale. They will be able to offer a percentage of their shares every three months beginning Xxxxxxxxx xx, 2001, under Rule 144 of the Securities Act. Rule 144 states that officers, directors and others holding restricted securities, such as those held by Mr. Bartoli, Mr. Swank, Mr. Kiefner and Mr. Kowalczyk, after an initial holding period of one year after issue, may each sell in a broker transaction an amount equal to !5 of the total issued and outstanding common stock every three months.

Owing to the low price of our securities many brokerage firms may not be willing to deal in the securities. Even if a purchaser finds a broker willing to make a transaction in Telmark Worldwide, Inc. common stock, the combination of brokerage commissions, state transfer taxes, if any, and other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such securities as collateral for loans. Thus, a purchaser may be unable to sell or otherwise realize the value invested in Telmark Worldwide, Inc. stock.

SEC rules on penny stock could affect your ability to re-sell Telmark Worldwide, Inc. stock.

The securities of Telmark Worldwide, Inc. when available for trading, will be subject to the Securities and Exchange Commission rule that imposes special sales practice requirements upon broker/dealers that sell such securities to other than established customers or accredited investors. For purposes of the rule, the phrase "accredited investors" means:

         institutions with assets exceeding $5,000,000

         individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 or that, combined with a spouses income, exceeds $300,000.

For transactions covered by the rule, the broker/dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of purchasers of the Company's securities to buy or sell in any market that may develop.

Under Rule 15g(2) a broker/dealer wishing to transact a sale of a penny stock must supply a document to the potential buyer that:

         1) contains a description of the nature and level of risk;
         2) Outlines the broker's or dealer's duties to the purchaser and of the rights and remedies available with respect to violations of such duties and other requirements of Federal Securities law;
         3) Defines significant terms used in the disclosure document; and
         4) Contains such other information in the proper form of language, type size and format as the Commission might require.

Under Rule 15 (g) (3) a broker/dealer must:

         1) reveal the bid and ask price of the securities in question and reveal any other useful and reliable information concerning the securities.
         2) Disclose the number of shares to which the bid and ask prices apply and any other information available concerning the liquidity of the securities.
         3) Reveal the amount of compensation to be received in connection with the transaction.
         4) Provide the client with penny stocks in their account with a monthly statement showing the market value of the stock or stating that a market value cannot be determined because firm quotes are not available.

To Summarize:

Telmark Worldwide, Inc. stock is a penny stock.

Some states will not allow you to sell to their citizens

Some broker/dealers will not handle transactions in penny stocks.

SEC rules make selling your stock a cumbersome procedure

Penny stock markets can be very volatile with large swings up or down. Investors may face significant restrictions on the resale of Telmark Worldwide Inc. stock due to state and laws and regulations

Telmark Worldwide, Inc. securities have not been registered for the resale under the blue sky laws of any state and the holders of such shares and those persons desiring to purchase them in any trading market that may develop in the future should be aware that there may be significant state blue sky law restrictions on the ability of investors to sell and on purchasers to buy the securities of Telmark Worldwide, Inc. Accordingly, investors should consider the secondary market for Telmark Worldwide, Inc. securities to be a limited one. Investors may be unable to resell their stock without the significant expense of state registration or qualification.

USE OF PROCEEDS

This Prospectus is part of a Registration statement that permits selling shareholders to sell their shares in the future. Because this Prospectus is solely for the purpose of selling shareholders, Telmark Worldwide, Inc. will not receive any proceeds from the sale of stock being offered. The Company will; however, receive $300,000 from the proceeds of the exercise of the A warrants and B warrants if the holders of these warrants choose to exercise them. Officers, John Bartoli and Steven Swank (affiliates due to the size of their holdings) will be restricted to selling one percent of the total issued and outstanding common stock each calendar quarter or 54,000 shares per quarter. All other stockholders will be able to sell any or all of their shares at any time they can locate a buyer.

DETERMINATION OF OFFERING PRICE

This offering is solely for the purpose of allowing Telmark Worldwide, Inc. shareholders to sell their stock. The selling shareholders may sell their shares when the Registration statement becomes effective or they may elect to sell some or all of their shares at a later date as long as this Registration statement is effective at a price of $ 1.00 per share.

DILUTION

This offering is for sales of stock by existing Telmark Worldwide, Inc. shareholders upon the effective date of this prospectus or in the future. Sales of common stock by shareholders will not result in any substantial change to the net tangible book value per share before and after the distribution of shares by the selling shareholders. There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. The current net tangible book value of the common stock is: $ 0.012 per share.

Prospective investors should be aware, however, that the price of Telmark Worldwide Inc. shares was determined arbitrarily by management and selling shareholders and does not bear any relationship to net tangible book value per share. The price received by selling stockholders and paid by purchasing investors will be determined by supply and demand. If the demand or the common stock of Telmark Worldwide Inc. exceeds the available supply, the price will tend to go up. Conversely, if the supply exceeds the demand, the price will tend to go down. In both of the above cases the change in price may have no relation to the book value of the company or its profits or losses.

SELLING SHAREHOLDERS

The following are the shareholders for whose accounts the shares are being offered; the amount of securities owned by each shareholder before this offering; the amount to be offered for the account of each shareholder and the amount and percentage of the company owned by each shareholder following completion of the offering:

Name                     Position with      Number of Shares    Number of Shared    Number of Shares     Percent Owned
                            Company              Owned              Offered        After Offering (1)    After Offering

John E. Bartoli1           President        3,500,000           3,500,000                   0                   0
Steven Swank2            Vice President     1,500,000           1,500,000                   0                   0
Charles Kiefner               None            300,000             300,000                   0                   0
David Hastings                None             25,000              25,000                   0                   0
Brett Bortoli                 None              5,000               5,000                   0                   0
Charles A. Cleveland          None             20,000              20,000                   0                   0
Alexander B. Korelin          None             10,000              10,000                   0                   0
Monogram Pictures, Inc. 3     None              1,000                   0               1,000                   0
Shareholders of               None                  0   150,000 shares of                   0                   0
Monogram Pictures, Inc.                                   common stock
                                                          together with A warrants and B warrants.

We have assumed that each shareholder listed above, will sell all of the shares available for sale. Shareholders are not required to sell their shares.



--------
1 Sales subject to Rule 144 and other applicable regulations.
2 Sales subject to Rule 144 and other applicable regulations.
3 As part of an agreement with Monogram Pictures we will distribute 150,000 units composed of 150,000 shares of common stock together with A warrants and B warrants to the shareholders of Monogram Pictures, Inc. upon this Registration Statement becoming effective. If you are a stockholder of Monogram Pictures, Inc. as of the close of business on November 1, 2000, the record date for the distribution, your shares and warrants in us will be mailed to you on or about [__________], 2000.

While we believe that the selling shareholders are all individuals and corporations that purchased their shares for investment purposes and without a view to distribution of the Registrant's securities, they may be considered to be underwriters as that term is defined in the Securities Act.

PLAN OF DISTRIBUTION

This is not an underwritten offering. This Prospectus is part of a registration statement that permits selling shareholders to sell their shares in the future. Selling shareholders may sell their shares to the public when this Registration statement becomes effective, or they may elect to sell some or all of their shares at a later date. Telmark Worldwide, Inc is committed to keeping the registration statement, of which this prospectus forms a part, current until , 2000.

While the Registration statement is effective, selling shareholders may sell their shares directly to the public, without the aid of a broker or dealer, or they may sell their shares through a broker or dealer whether or not Telmark Worldwide, Inc. stock is authorized for inclusion on the OTC bulletin board. Any commission, fee or other compensation of a broker or dealer would depend on the brokers or dealers involved in the transaction.

The selling price of $1.00 per share was arrived at arbitrarily by management for the purposes of calculating the registration fee.

No public market currently exists for shares of Telmark Worldwide, Inc. common stock. Telmark Worldwide Inc. intends to apply to have its shares traded on the OTC bulletin board.

None of the selling shareholders will act in a promotional fashion or capacity during the effectiveness of this registration statement. They will not attempt to induce or recommend the purchase of the Registrant's stock by potential investors.

OUR STOCK

The following is a description of the material aspects of Telmark Worldwide, Inc. capital stock and the applicable provisions of Nevada law.

Telmark Worldwide, Inc. authorized capital consists of 100,000,000 shares of common stock, par value $.001 per share and 5,000,000 shares of preferred stock, par value $.001. Immediately prior to this offering 5,400,000 shares of common stock were issued and outstanding. No preferred shares are issued and outstanding.

Each holder of record of common stock is entitled to one vote for each share held on all matters properly submitted to the shareholders for their vote. The Articles of Incorporation do not permit cumulative voting for the election of directors, and shareholders do not have any preemptive rights to purchase shares in any future issuance of Telmark Worldwide, Inc. common stock.

Preferred shares may be issued in Series; the terms and conditions of which are decided by Telmark Worldwide, Inc. Board of Directors. Our Bylaws allow the Board of Directors to set all the terms for preferred shares. Preferred shares may or may not be entitled to a dividend, may or may not have voting power and have preference (after debt) on any of the assets of Telmark Worldwide, Inc. in the event of windup or dissolution.

The above conditions for issuance of preferred shares are compatible with Sections 78.195 and 78.196 of Nevada Revised Statutes.

Because the holders of shares of Telmark Worldwide, Inc. common stock do not have cumulative voting rights, the holders of more than 50% of Telmark Worldwide, Inc. outstanding common shares can elect all of the directors if they so choose. In such event, the holders of the remaining shares will not be able to elect any directors.

The holders of shares of common stock are entitled to dividends when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the future. In the event of liquidation, dissolution or winding up of the affairs of Telmark Worldwide, Inc. common stock owners are entitled to receive, ratably, the net assets of Telmark worldwide, Inc. available to shareholders after payment of all creditors.

All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of Telmark Worldwide, Inc. common stock are issued, the relative interests of existing shareholders may be diluted.

Description of Warrants

We will issue 150,000 Class A and 150,000 Class B Common Stock Warrants, to the shareholders of monogram Pictures, as of the close of business on , 20000. Each Warrant allows the owner to buy one share of Common Stock. The Class A Warrants can be exercised any time from 90 days until 180 days. The Class B Warrants can be exercised any time from 365 days until 730 days. If you exercise a Class A or Class B Warrant, you will have to pay $5.00 per share.

No portions of shares will be issued when the Warrants are exercised.

There are no voting rights held by a Warrantholder.

We will authorize and reserve for sale the stock you can purchase upon exercise of the Warrants.

In addition, we will not pay any fees to anyone for the exercise of the warrants.

OUR BUSINESS

You should not rely on forward-looking statements.

This Prospectus contains forward looking statements that involve risks and uncertainties. The words "anticipates", "believes", "plans", "expects", "future", "intends", "will", "would", "could" "hopes" and similar expressions identify forward looking statements. Actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

Telmark Worldwide, Inc. was incorporated under the laws of the State of Nevada on September 14, 2000. On September 26, 2000 we merged with Borco Equipment Company, Inc. Borco Equipment Company, Inc. was incorporated under the laws of the State of Pennsylvania on January 1, 1991. We are operational and our activities consist of manufacturing and distributing trailers under the name "Borco".

Borco Trailers are built in western Pennsylvania. Our location, labor force, and experience have enabled us to build and supply our trailers at a price savings of thousands of dollars under the average retail cost. We offer many standard features in our trailers that our competition offers as options. We have standard and custom built models; we also build replacement bodies and frames for all makes of trailers.

Our trailers are manufactured with top quality components including: axles by Dana Spicer, Ingersoll, Rockwell and Dexter; suspension systems by Hutch, Page, Hendrickson Turner, Reyco and Watson Chalin; hydraulic hoists by Custom and Commercial Intertech; and, lighting systems by Truck Lite.

Our line of trailers includes, full frame, quarter frame, and frameless dumps. We also build lowboys, detachable ground bearing and non-ground bearing, single drops with beavertail and double drops all with capacities from 25 ton to 100 ton. Out parts lines consists of axles, wheels, hubs, cylinders and all different suspensions. Sales and Marketing

Our marketing strategy in the past was to concentrate sales efforts to the end user; consequently, our current dealer base is very small. We plan to expand the number of our dealers in 2001 by hiring outside sales representatives to call on dealers who sell trailers in an effort to have them carry our products. In the past, our only sales force consisted of inside telephone representatives. We believe that by hiring outside sales representatives we can increase our business over the next two years. We are also looking to acquire other small companies in the trailer industry to increase our overall market share.

Right now, about 35% of our business comes from outside the United States. We plan to increase this level of business by establishing new dealers overseas.

Customers:

Currently, the majority of our customers are end users of our products; however, a small amount of our business does come from dealers.

Because of where our sales come from, we believe that our customers represent a niche market which consists of people who want a very heavy duty trailer, used primarily for demolition, with very heave gagged steel used on both the sides and the floor. This niche market consists of people who specifically want a trailer for hauling heavy items. Based on the repeat business that we have experienced, we believe that our customers are long term. Because they usually trade in their old trailers for new ones, part of our sales inventory consists of these used trailers which we have refurbished.

Employees:

We currently have eight employees who work at our plant in Johnstown, Pennsylvania.

Available Information:

Telmark Worldwide, Inc. has filed with the Securities and Exchange Commission a Registration statement on Form SB-2 with respect to the common stock offered by this Prospectus. This Prospectus, which constitutes a part of the Registration statement, does not contain all of the information set forth in the Registration statement or the exhibits and schedules which is part of the Registration statement. For further information with respect to Telmark Worldwide, Inc. and its common stock, see the Registration statement and the exhibits and schedules thereto. Any document Telmark Worldwide, Inc. files may be read and copied at the Commission's public reference rooms at 450 Fifth Street, NW, Washington, D.C.; 7 World Trade Center, Suite 1300, New York, NY; and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, IL. Please call the Commission at 1 -800-SEC-0330 for further information about the public reference rooms. Telmark Worldwide, Inc. filings with the Commission are also available to the public from the Commission's Website at http://www.sec.gov. Upon completion of this offering, Telmark Worldwide, Inc. will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the Website of the Commission referred to above.

OUR PROPERTY

We maintain an administrative office at 2323 Feather Sound Drive, F101, Clearwater, Florida 33762 for which we pay no rent.

Our main facility is located in Johnstown, Pennsylvania at 50 Johns Street. This facility is located on one and one half acres of land and is a 16,000 square foot brick building with 5,000 square feet of offices. At one time all of our manufacturing was done at this facility; however, it is now used for refurbishing and reconditioning dump trailers. All of our manufacturing is now done at an 80,000 square foot plant located about fifty miles away from our Johnstown facility. This plant manufactures and assembles our new dump and lowboy trailers under a license agreement.

LEGAL PROCEEDINGS

Telmark  Worldwide,   Inc.  is  not  a  party  to  any  material  pending  legal proceedings, and none of its property is the subject of a pending legal proceeding. Further, the officers and directors know of no legal proceedings against Telmark Worldwide, Inc. or its property contemplated by any governmental authority.


MARKET PRICE OF, AND DIVIDENDS ON, CAPITAL STOCK AND OTHER SHAREHOLDER MATTERS

No established public trading market exists for Telmark Worldwide, Inc. securities. Telmark Worldwide, Inc..has no other securities convertible into its common equity. There is no common equity that could be sold pursuant to Rule 144 under the Securities Act. Except for this offering, there is no common equity that is being, or has been proposed to be, publicly offered.

As of November 15, 2000, there were 5,400,000 shares of common stock outstanding, held by xx shareholders of record. Upon effectiveness of the Registration statement that includes this Prospectus, 5,810,000 of Telmark Worldwide, Inc. outstanding shares will be eligible for resale. To date Telmark Worldwide, Inc. has not paid any dividends on its common stock and does not expect to declare or pay any dividends on its common stock in the foreseeable future. Payment of any dividends will depend upon Telmark Worldwide, Inc. future earnings, if any, its financial condition, and other factors as deemed relevant by the Board of Directors.


INDEX TO FINANCIAL STATEMENTS

Telmark Worldwide, Inc., Audited Consolidated Financial Statements

Report of Certified Public Accountants                                 F-1
Consolidated Balance Sheet                                             F-2
Consolidated Statement of Operations                                   F-3
Consolidated Statement of Stockholders' Equity                         F-4
Consolidated Statement of Cash Flows                                   F-6
Notes to Financial Statements                                       F-7 - F-13

Telmark Worldwide, Inc., Unaudited Consolidated Financial Statements

Unaudited Consolidated Balance Sheets as at Sept. 30, 2000 and
     Sept. 30, 1999                                                    F-14
Unaudited Consolidated Statement of Operations for the Nine Month
     Periods Ended September 30, 2000 and September 30, 1999           F-15
Unaudited  Statements of Cash Flows for the Nine Month Periods
     Ended Sept. 30, 2000 and Sept. 30, 1999                           F-16

                             TELMARK WORLDWIDE, INC.
                        (FORMERLY BORCO EQUIPMENT, INC.)

                             Johnstown, Pennsylvania

                                  AUDIT REPORT

                           DECEMBER 31, 1999 AND 1998

                                 C O N T E N T S


Independent Auditors' Report . .. . . . . . . . . . . . . . . . . . . . . F-1

Balance Sheets at December 31, 1999 and 1998. . . . . . . . . . . . . . .F-2-F3

Statements of Operations For the Years Ended December 31, 1999 and 1998. . F4

Statements of Stockholders' Equity For the Years Ended December 31, 1999
     and 1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F5

Statements of Cash Flows For the Years Ended December 31, 1999 and 1998 . F6-F7

Notes to the Financial Statements . . . . . . . . . . . . . . . . . . . . F8-F13

All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Telmark Worldwide, Inc.
Johnstown, PA 15901

We have audited the accompanying balance sheets of Telmark Worldwide, Inc. (formerly Borco Equipment, Inc.) (the Company), as of December 31, 1999 and 1998, and the related statements of operations, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the financial statements provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has total liabilities in excess of total assets, and current liabilities in excess of current assets. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do no include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.


Clancy and Co., P.L.L.C.
Phoenix, Arizona
August 22, 2000 except Note 10, which is dated as of September 26, 2000

                             TELMARK WORLDWIDE, INC.
                        (FORMERLY BORCO EQUIPMENT, INC.)
                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

ASSETS                                                             1999               1998
------                                                         ------------       ------------
Current Assets
   Inventory (net of valuation allowance of $75,228) (Note 3)  $   199,900        $   175,531

Fixed Assets, Net (Note 4)                                          38,534             50,909

Other Assets
   Security Deposits                                                 1,150              1,150
   Officer Loans (Note 5)                                          130,626             91,193
                                                               ------------       ------------
Total Other Assets                                                 131,776             92,343
                                                               ------------       ------------

Total Assets                                                   $   370,210        $   318,783
                                                               ===========        ============



















                                      F-2

LIABILITIES AND STOCKHOLDER'S EQUITY                               1999               1998
------------------------------------                           ------------       ------------
Current Liabilities
   Checks Issued in Excess of Cash                              $    6,339        $   100,116
   Line of Credit, Bank (Note 6)                                    85,516             98,464
   Notes Payable, Bank (Note 7)                                      5,885             10,234
   Accounts Payable                                                423,473            206,003
   Accrued Liabilities                                             164,300            205,093
   Capital Lease Obligation (Note 8)                                     0              2,631
                                                               ------------       ------------
Total Current Liabilities                                          685,513            622,541

Long-Term Liabilities
   Notes Payable, Bank (Note 7)                                      1,180              7,066
                                                               ------------       ------------

Total Liabilities                                                  686,693            629,607

Contingencies and Commitments (Notes 6-9)

Stockholders' Equity
   Common Stock, Authorized 10,000 Shares of No Par Value,
Issued and Outstanding 10,000                                       10,000             10,000
   Additional Paid In Capital                                        7,917              7,917
   Retained Earnings (A Deficit)                                  (334,400)          (328,741)
                                                               ------------       ------------
Total Stockholder's Equity (A Deficit)                            (316,483)          (310,824)
                                                               ------------       ------------

Total Liabilities and Stockholder's Equity                     $   370,210        $   318,783
                                                               ============       ============


                    The accompanying notes are an integral part of these financial statements.

                             TELMARK WORLDWIDE, INC.
                        (FORMERLY BORCO EQUIPMENT, INC.)
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

Year Ended, December 31:                                    1999                1998
                                                        -----------         -----------

Revenues                                               $  3,086,741        $  2,787,192
Cost of Revenues                                          2,767,576           2,606,961
                                                        -----------         -----------
Gross Profit                                                319,165             180,231

Operating Expenses
   General and Administrative Expenses                      258,806             273,850
                                                        -----------         -----------

Operating Income (Loss)                                      60,359             (93,619)

Other Income (Expense)
   Interest Income                                            2,674                   0
   Interest Expense                                          (6,485)             (9,739)
                                                        -----------         -----------
Total Other Income (Expense)                                 (3,811)             (9,739)
                                                        -----------         -----------

Net Income (Loss)                                      $     56,548         $  (103,358)
                                                        ===========          ==========

Basic Income (Loss) Per Common Share                   $       5.65         $   (10.34)
                                                        ===========          ==========

Weighted Average Number of Common Shares Outstanding         10,000              10,000
                                                        ===========          ==========










                    The accompanying notes are an integral part of these financial statements.

                             TELMARK WORLDWIDE, INC.
                        (FORMERLY BORCO EQUIPMENT, INC.)
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                               Common      Common       Additional Paid     Retained
                                Stock       Stock             in            Earnings
                               Shares      Amount           Capital        (A Deficit)         Total
                               ------                        -------         ---------          -----
Balance, December 31, 1997     10,000    $   10,000     $     7,917        $ (197,095)       $ (179,178)
Net Loss, December 31, 1998                                                  (103,358)         (103,358)
Shareholder Distributions                                                     (28,288)          (28,288)
                               ------    ----------     ------------       ----------        ----------
Balance, December 31, 1998     10,000        10,000            7,917         (328,741)         (310,824)
Net Income, December 31, 1999                                                  56,548            56,548
Shareholder Distributions                                                     (62,207)          (62,207)
                               ------    ----------     ------------       ----------        ----------
Balance, December 31, 1999     10,000    $   10,000     $      7,917       $ (334,400)       $ (316,483)
                               ======    ==========     ============       ==========        ==========










                    The accompanying notes are an integral part of these financial statements.

                             TELMARK WORLDWIDE, INC.
                        (FORMERLY BORCO EQUIPMENT, INC.)
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


Year Ended, December 31:                                             1999              1998
                                                                   --------          --------

Cash Flows From Operating Activities
   Net Income (Loss)                                              $  56,548        $ (103,358)
   Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided By Operating Activities
   Depreciation                                                      12,875            13,526
   Inventory Allowance                                                    0            75,228
   Write-Off of Advances                                                  0            37,286
   Changes in Assets and Liabilities
      (Increase) Decrease in Inventory                              (24,369)          (84,766)
      (Increase) Decrease in Accounts Receivable                          0            45,395
       Increase (Decrease) in Accounts Payable                      217,470           (26,263)
       Increase (Decrease) in Accrued Liabilities                   (40,793)           43,058
                                                                   --------          --------
   Total Adjustments                                                165,183           103,464
                                                                   --------          --------
Net Cash Flows Provided By Operating Activities                     221,731               106

Cash Flows From Investing Activities
   Purchase of Fixed Assets                                            (500)          (15,263)
   Advances to Others                                                     0            (8,413)
   Advances to Officers                                             (39,433)          (54,063)
                                                                   --------          --------
Net Cash Flows Used In Investing Activities                         (39,933)          (77,739)

Cash Flows From Financing Activities
   Increase (Decrease) in Checks Issued in Excess of Cash           (93,777)           64,548
   Net Advances (Repayments) Under Line of Credit, Bank             (12,948)           54,499
   Payments Under Notes Payable, Bank                               (10,235)           (9,316)
   Payments Under Capital Lease Obligations                          (2,631)           (3,810)
   Distributions to Stockholder                                     (62,207)          (28,288)
                                                                   --------          --------
Net Cash Flows Provided By (Used In) Financing Activities          (181,798)           77,633
                                                                   --------          --------

Increase in Cash and Cash Equivalents                                     0                 0
Cash and Cash Equivalents, Beginning of Year                              0                 0
                                                                   --------          --------
Cash and Cash Equivalents, End of Year                            $       0         $       0
                                                                   ========          ========


                                      F-6

Year Ended, December 31:                                             1999              1998
                                                                   --------          --------
Supplemental Information:
Cash paid for:
   Interest                                                       $   6,486         $   9,739
                                                                   ========          ========
   Income taxes                                                   $       0         $       0
                                                                   ========          ========

Noncash Investing and Financing Activities:
   Fixed Assets Acquired Under Capital Lease                      $       0         $    3,641
                                                                   ========          ========

                    The accompanying notes are an integral part of these financial statements.

                             TELMARK WORLDWIDE, INC.
                        (FORMERLY BORCO EQUIPMENT, INC.)
                        NOTES TO THE FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

NOTE 1 - ORGANIZATION
         ------------

         Borco Equipment, Inc. (Borco or the "Company") was formed and organized under the laws of the State of Pennsylvania on May 20, 1991, with an authorized capital of 10,000 shares of no par value common stock.

         Borco is in the business of distributing lowboys, dumps and specialized trailers.

         The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. The Company has total liabilities in excess of total assets, and current liabilities in excess of current assets. In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements, and the success of its future operations. Management believes that actions presently taken to revise the Company's operating and financing requirements provide the opportunity for the Company to continue as a going concern.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES
         -------------------------------

         Method of Accounting
         --------------------
         The Company's financial statements are prepared using the accrual method of accounting.

         Cash and Cash Equivalents
         -------------------------
         The Company considers all highly liquid debt instruments with a maturity of three months or less when acquired to be cash and cash equivalents.

         Concentration of Credit Risk
         ----------------------------
         The Company maintains cash balances in excess of $100,000 at a local bank. The balance is insured by the Federal Deposit Insurance Corporation up to $100,000. The Company purchases all of its trailers for resale from one distributor and in one geographic region.

   Fixed Assets and Depreciation
   -----------------------------
         Fixed assets are stated at cost and are depreciated on accelerated methods over their estimated useful lives.

         Revenues
         --------
         Revenues are recognized when products are shipped. Certified funds are required before delivery.

         Income Taxes
         ------------
         The Company is an "S" Corporation, and therefore all taxable income or losses and available tax credits were passed from the corporate entity to the individual stockholders. It is the responsibility of the individual stockholders to report the taxable income or losses

NOTE 2 -
         SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         and tax credits, and to pay any resulting income taxes. Thus, there is no provision for income taxes included in these financial statements.

         Use of Estimates
         ----------------
         Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results may vary from the estimates that were assumed in preparing the financial statements.

         Per Share of Common Stock
         -------------------------
         Basic earnings or loss per share has been computed based on the weighted average number of common shares outstanding. All earnings or loss per share amounts in the financial statements are basic earnings or loss per share, as defined by SFAS No. 128, "Earnings Per Share." Diluted earnings or loss per share does not differ materially from basic earnings or loss per share for all periods presented. All per share and per share information are adjusted retroactively to reflect stock splits and changes in par value.

         Stock-Based Compensation
         ------------------------
         The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation cost for stock options, if any, is measured as the excess of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation plans. The Company has elected to remain on its current method of accounting as described above, and has adopted the disclosure requirements of SFAS No. 123.

         Capital Structure
         -----------------
         The Company has implemented SFAS No. 129, "Disclosure of Information about Capital Structure," effective January 1, 1998, which established standards for disclosing information about an entity's capital structure. The implementation of SFAS No. 129 had no effect on the Company's financial statements

         Comprehensive Income
         --------------------
         The Company has implemented SFAS No. 130, "Reporting Comprehensive Income," effective January 1, 1998, which requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of a statement of financial position. The implementation of SFAS No. 130 had no effect on the Company's financial statements.

         -------------------------------------------

         Business Segment Information
         ----------------------------
         The Company has implemented SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," effective January 1, 1998. The implementation of SFAS No. 131 had no effect on the Company's financial statements.

         Pending Accounting Pronouncements
         It is anticipated that current pending accounting pronouncements will not have an adverse impact on the financial statements of the Company.

NOTE 3 - INVENTORY
         ---------

         Inventory at December 31, 1999 and 1998 of $199,900 and $175,531,
         respectively, consists principally of trailers held for resale. Inventory includes a valuation allowance of $75,228 which was charged to operations during the year ended December 31, 1998.

NOTE 4 - FIXED ASSETS
         ------------

         Fixed Assets consists of the following at December 31:

                                              1999             1998
                                           ----------       ----------
         Building and Improvements        $   28,229       $   28,229
         Machinery and Equipment             109,091          109,091
         Tractors and Trailers               123,550          123,550
         Vehicles                             45,775           45,275
         Furniture and Fixtures               21,498           21,498
                                           ----------       ----------
         Total                               328,143          327,643
         Less Accumulated Depreciation      (289,609)        (276,734)
                                           ----------       ----------
         Net Book Value                   $   38,534       $   50,909
                                           ==========       ==========

         Depreciation expense charged to operations during 1999 and 1998, was $12,875 and $13,526, respectively.

NOTE 5 - RELATED PARTY TRANSACTIONS
         --------------------------

         Officer loans of $130,626 and $91,193 at December 31, 1999 and 1998, respectively, represent advances to officers. These loans are unsecured, noninterest bearing, and due on demand.

         The Company leases warehouse space from its officers on a monthly basis at approximately $2,000 per month. Total rent charged to operations during 1999 and 1998 was $24,407 and $23,341, respectively.

NOTE 6 - LINE OF CREDIT, BANK
         --------------------

         The Company has a line of credit with a local bank dated March 12, 1996, for up to $100,000. The line is evidenced by a note and is due on demand. Interest is due monthly at the rate of prime plus one and one-half (1.5%) percent. Prime rate at December 31, 1999 and 1998 was 8.5% and 7.75%, respectively. Secured by first lien mortgage of $100,000 against real estate owned by the Company's two principle stockholders and personally guaranteed by such persons.

 NOTE 7 - NOTES PAYABLE, BANK
         --------------------

         Notes Payable, Bank consists of the following at December 31:

                                                               1999       1998
                                                              ------     ------
         Notes Payable, dated April 25, 1996, in the
         original amount of $25,925.04, due in 48 monthly
         installments of $651.29.  Maturity is April 25,
         2000.  Interest at 9.5% per annum.  Secured
         by a 1992 Lexus.                                    $ 2,555    $ 9,752

         Notes Payable, dated April 24, 1997, in the
         original amount of $12,025, due in 48 monthly
         installments of $300.71 each. Maturity is April
         24, 2001. Interest at 9.25% per annum. Right of
         setoff of all sums owing against any and all
         accounts the Company has with the bank.               4,510      7,548
                                                              ------     ------
         Total                                                 7,065     17,300
         Less Current Portion                                  5,885     10,234
                                                              ------     ------
         Notes Payable, Noncurrent Portion                   $ 1,180    $ 7,066
                                                              ======     ======

         Future minimum payments are due as follows at December 31:

         2000                                        $   5,885
         2001                                        $   1,180

 NOTE 8 - CAPITAL LEASE OBLIGATION
         --------------------

         The Company leases certain equipment under capital leases, which include a purchase option of $1.00 at the end of the lease terms and contains clauses for payment of real estate taxes and insurance. The leases are for periods of twelve (12) to thirty-six (36) months. Assets under capital lease as included in fixed assets are as follows at December 31:

          -----------------------------------

                                                1999          1998
                                              -------       -------
         Furniture and Fixtures              $  7,285      $  7,285
         Machinery and Equipment                3,946         3,946
                                              -------       -------
         Total                                 11,231        11,231
         Less Accumulated Depreciation          9,337         8,074
                                              -------       -------
         Net Assets                          $  1,894      $  3,157
                                              =======       =======

         Future minimum payments at December 31, 1998 are $2,631.

NOTE 9 - COMMITMENTS AND CONTINGENCIES
         -----------------------------

         Operating Leases - The Company leases vehicles under various noncancelable operating lease agreements which expire through March 2000. Lease expense charged to operations during 1999 and 1998 was $5,800 and $8,796, respectively.

         Future minimum rentals due as of December 31, 2000, are $1,575.

NOTE 10 - SUBSEQUENT EVENTS
         ------------------

         (1) On March 3, 2000, the Company entered into a line of credit agreement to borrow up to $120,000, with interest due monthly at the rate of one percentage point above prime per annum, (currently 8.75%), and due on demand. Secured by a first lien security interest against all machinery, equipment, and inventory of the Company. Personally guaranteed by the Company's two principle stockholders.

         (2) On September 26, 2000, Borco filed Articles of Merger with the States of Pennsylvania and Nevada merging Borco into Telmark Worldwide, Inc.(Telmark), a Nevada Corporation. The transaction results in a reverse acquisition. Borco is the continuing reporting entity for accounting purposes and Telmark is the acquirer for legal purposes. The authorized capital of Telmark is 5,000,000 shares of $0.001 par value preferred stock, and 100,000,000 shares of $0.001 par value common stock. On September 11, 2000, Definition Technologies, Inc. (DTI), a Texas Corporation, filed Articles of Merger with the States of Texas and Nevada merging DTI into Telmark.
         Upon the merger, the 10,000 shares of common stock outstanding of Borco were converted to 5,400,000 units of DTI common stock, and the current shareholders of Definition, Ltd. hold 150,000 units of DTI common stock.

         Each unit consists of one share of common stock, $0.001 par value, one Class A common stock purchase warrant, and one Class B common stock purchase warrant. Each Class A warrant entitles the holder to purchase one share of common stock at a price of $5.00, for a 180 day period, from 90 days until 180 days from the effective date of the merger. Each Class B warrant entitles the holder to purchase one share of common stock at a price of

          -----------------------------

$5.00, at any time from 365 days to 730 days from the effective date of the merger, which is November 1, 2000.

Prior to the merger, Borco was an "S" Corporation, and, therefore, all taxable income or losses and available tax credits were passed from the corporate entity to the individual stockholders. Following the merger, Borco accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

                             TELMARK WORLDWIDE, INC.
                        (FORMERLY BORCO EQUIPMENT, INC.)
                                 BALANCE SHEETS
                               SEPTEMBER 30, 2000
ASSETS
Current Assets
   Cash                                                           11,460
   Inventory (net of valuation allowance of $75,228) (Note 2)    270,300
                                                                 -------
Total Current Assets                                             281,760

Fixed Assets, Net (Note 3)                                        39,753

Other Assets
   Security Deposits                                               1,150
   Officer Loans                                                 106,426
                                                                 -------
Total Other Assets                                               107,576
                                                                 -------

Total Assets                                                     429,089
                                                                 =======


LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
   Line of Credit, Bank (Note 4)                                 181,366
   Notes Payable, Bank                                             2,324
   Accounts Payable                                              423,473
   Accrued Liabilities                                           143,961
                                                                 -------
Total Current Liabilities                                        751,124

Total Liabilities                                                751,124

Contingencies and Commitments

Stockholders' Equity
   Common Stock, Authorized 10,000 Shares of No Par Value,
Issued and Outstanding 10,000                                     10,000
   Additional Paid In Capital                                      7,917
   Retained Earnings (A Deficit)                                (339,952)
                                                                --------
Total Stockholders' Equity (A Deficit)                          (322,035)
                                                                --------

Total Liabilities and Stockholders' Equity                      $ 429,089
                                                                ========

The accompanying notes are an integral part of these financial statements.

                             TELMARK WORLDWIDE, INC.
                        (FORMERLY BORCO EQUIPMENT, INC.)
                            STATEMENTS OF OPERATIONS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

Nine Months Ended September 30:                              2000                1999
                                                          ---------           ---------

Revenues                                               $  1,279,394        $  2,442,118
Cost of Revenues                                          1,071,305           2,077,495
                                                          ---------           ---------
Gross Profit                                                208,089             364,623

Operating Expenses
   General and Administrative Expenses                      151,422             182,159
                                                          ---------           ---------

Operating Income (Loss)                                      56,667             182,464

Other Income (Expense)
   Interest Expense                                          10,268               3,629
                                                          ---------           ---------

Net Income                                             $     46,399        $    178,835
                                                          =========           =========

Basic Income Per Common Share                          $       4.64        $      17.88
                                                          =========           =========

Weighted Average Number of Common Shares Outstanding         10,000              10,000
                                                          =========           =========

The accompanying notes are an integral part of these financial statements.

                             TELMARK WORLDWIDE, INC.
                        (FORMERLY BORCO EQUIPMENT, INC.)
                            STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

Cash Flows From Operating Activities
   Net Income                                                 $  46,399        $  178,835
   Adjustments to Reconcile Net Income to Net Cash
Provided By (Used In) Operating Activities
   Depreciation                                                   9,656             9,656
   Changes in Assets and Liabilities
      (Increase) Decrease in Inventory                          (70,400)           (3,530)
       Increase (Decrease) in Accrued Liabilities               (20,339)          (42,651)
                                                               ---------         ---------
   Total Adjustments                                            (81,083)          (36,525)
                                                               ---------         ---------
Net Cash Flows Provided By (Used In) Operating Activities       (34,684)          142,310

Cash Flows From Investing Activities
   Purchase of Fixed Assets                                     (10,875)             (500)
   (Advances) Repayments To/From Officers                        24,200           (31,664)
                                                               ---------         ---------
Net Cash Flows Provided By (Used In) Investing Activities        13,325           (32,164)

Cash Flows From Financing Activities
   Increase (Decrease) in Checks Issued in Excess of Cash        (6,339)              158
   Repayments Under Line of Credit, Bank                        (24,150)          (53,998)
   Advances Under Line of Credit, Bank                          120,000                 0
   Payments Under Notes Payable, Bank                            (4,740)           (6,717)
   Payments Under Capital Lease Obligations                           0            (2,631)
   Distributions to Stockholder                                 (51,952)          (46,958)
                                                               ---------         ---------
Net Cash Flows Provided By (Used In) Financing Activities        32,819          (110,146)
                                                               ---------         ---------

Increase in Cash and Cash Equivalents                            11,460                 0
Cash and Cash Equivalents, Beginning of Period                        0                 0
                                                               ---------         ---------
Cash and Cash Equivalents, End of Period                      $  11,460        $        0
                                                               =========         =========

Supplemental Information:
Cash paid for:
   Interest                                                   $  10,268        $     3,629
                                                               =========         ==========
   Income taxes                                               $       0        $         0
                                                              ==========         ========

The accompanying notes are an integral part of these financial statements.

                    NOTES TO THE INTERIM FINANCIAL STATEMENTS

Note 1.  Statement of Information Furnished
The accompanying unaudited interim financial statements have been prepared in accordance with Form 10QSB instructions and in the opinion of management contains all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position as of September 30, 2000, the results of operations for the nine months ended September 30, 2000, and the statement of cash flows for the nine months ended September 30, 2000. These results have been determined on the basis of generally accepted accounting principles and practices and applied consistently with those used in the preparation of the Company's 1999 Annual Report included in its Registration Statement on Form S-1.

Certain information and footnote disclosure normally included in the financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that the accompanying financial statements be read in conjunction with the accompanying financial statements and notes thereto incorporated by reference in the Company's 1999 Annual Report included in its Registration Statement on Form S-1.

Note 2.  Inventory
Inventory of $270,300 consists principally of trailers held for resale and includes a valuation allowance of $75,228.

Note 3. Fixed Assets Fixed assets consist of the following:

         Building and Improvements          $    39,104
         Machinery and Equipment                109,091
         Tractors and Trailers                  123,550
         Vehicles                                45,775
         Furniture and Fixtures                  21,498
                                              ---------
         Total                                  339,018
         Less Accumulated Depreciation         (299,265)
                                              ---------
         Net Book Value                     $    39,753
                                              =========

Depreciation expense charged to operations during the nine months ended September 30, 2000, was $9,656.

Note 4.  Line of Credit
On March 3, 2000, the Company entered into a line of credit agreement to borrow up to $120,000, with interest due monthly at the rate of one percentage point above prime per annum, (currently 8.75%), and due on demand. Secured by a first lien security interest against all machinery, equipment, and inventory of the Company. Personally guaranteed by the Company's two principle stockholders. Outstanding balance as of September 30, 2000, is $120,000.

The outstanding balance on the Company's other line of credit is $61,366.

Note 5. Merger
On September 26, 2000, Borco filed Articles of Merger with the States of Pennsylvania and Nevada merging Borco into Telmark Worldwide, Inc.(Telmark), a Nevada Corporation. The transaction results in a reverse acquisition. Borco is the continuing reporting entity for accounting purposes and Telmark is the acquirer for legal purposes. The authorized capital of Telmark is 5,000,000 shares of $0.001 par value preferred stock, and 100,000,000 shares of $0.001 par value common stock. On September 11, 2000, Definition Technologies, Inc. (DTI), a Texas Corporation, filed Articles of Merger with the States of Texas and Nevada merging DTI into Telmark. Upon the merger, the 10,000 shares of common stock outstanding of Borco were converted to 5,400,000 units of DTI common stock, and the current shareholders of Definition, Ltd. hold 150,000 units of DTI common stock.

Each unit consists of one share of common stock, $0.001 par value, one Class A common stock purchase warrant, and one Class B common stock purchase warrant. Each Class A warrant entitles the holder to purchase one share of common stock at a price of $5.00, for a 180 day period, from 90 days until 180 days from the effective date of the merger. Each Class B warrant entitles the holder to purchase one share of common stock at a price of $5.00, at any time from 365 days to 730 days from the effective date of the merger, which is November 1, 2000.

Prior to the merger, Borco was an "S" Corporation, and, therefore, all taxable income or losses and available tax credits were passed from the corporate entity to the individual stockholders. Following the merger, Borco accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements appearing elsewhere in this Prospectus.

The Statement of Operations data set forth below for the years ended December 31, 1999 and 1998 and the balance sheet data as at December 31, 1999 and 1998 are derived from the audited financial statements of Telmark Worldwide, Inc. The Statement of Operations data set forth below for the periods ended September 30, 2000 and September 30, 1999 and the balance sheet data as at September 30, 2000 and September 30, 1999 are derived from the unaudited financial statements of Telmark Worldwide, Inc. as prepared by management.

The historical results are not necessarily indicative of results to be expected for any future period.

Statement of operations data:

                               9/30/99 (Unaudited)   9/30/00 (Unaudited)    12/31/99 (Audited)    12/31/98 (Audited)

Sales                                   $2,442,118            $1,279,394            $3,086,741            $2,787,192
Net Income (Loss)                         $178,835               $46,399               $56,548            ($103,358)

Basic Income (Loss) per Common Share        $17.88                 $4.64                 $5.65              ($10.34)

Balance sheet data:

                               9/30/99 (Unaudited)    9/30/00 (Unaudited)   12/31/99 (Audited)    12/31/98 (Audited)

Total Assets                                           $651,008                $370,210                  $318,783

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements dated December 31, 1999 (audited) and 1998 (audited) and with our financial statements dated Sept. 30, 2000 (unaudited) and Sept. 30, 1999 (udaudited).

Results of Operations - Sept. 30, 2000 and Sept. 30, 1999

For the nine months ended September 30, 2000, our revenues decreased $1,162,274 as compared to the nine months ended September 30, 1999. Our gross profit, obviously, also decreased by $156,534.

Results of Operations - December 31, 1999 and December 31, 1998

During the year ended December 31, 1999 our revenues increased by $299,549 over the previous year ended December 31, 1998. Our gross profit also increased over the prior year by $138,934. Our increase in revenues coupled with a decrease in operating expenses of $15,044 caused our operating income for 1999 to go up to $60,359 as compared to an operating loss of ($93,619) for 1998.

These factors combined with a very small increase in interest income of $2,674 and small decreases in interest expense and other expenses resulted in our company showing a net profit for 1999 of $56,548 compared with a net loss for 1998 of ($103,358).

We believe that the changes which we made during 1999 which resulted in a higher level of sales and a lowering of all expenses will continue into the future. For the current fiscal year, Telmark Worldwide, Inc. anticipates incurring a profit.

Liquidity and Capital Resources - December 31, 1999 and December 31, 1998

Our balance sheet as of December 31, 1999 reflects current assets of $199,999 in the form of inventory (net of valuation allowance of $75,228).

Cash provided by Fiscal 1999 Operating Activities was $221,731, including our net income of $56,548. Material adjustments included $12,875 of depreciation; ($24,369) of increase in inventory; $217,470 of increase in accounts in accounts payable; and, ($40,793) in decrease in accrued liabilities.

Cash used by Fiscal 1999 investing activities was ($500) which we used to purchase fixed assets and ($39,433) which we advanced to officers of the corporation.

Cash used by Fiscal 1999 financing activities was ($181,798). This consisted of a ($93,777) decrease in checks issued in excess of cash; ($12,948) in repayments to our bank line of credit; ($10,235) which was paid under Notes Payable to our bank; ($2,631) paid to capital lease obligations; and, ($62,207) which was distributed to a stockholder.

Cash used by Fiscal 1998 investing activities was ($77,739). This consisted of ($15,263) which we used to buy fixed assets; ($8,413) which we advanced to employees; and, ($54,063) which we advanced to officers of the Company.

Cash used by Fiscal 1998 financing activities was ($77,633). This consisted of a $64,548 increase in checks which were issued in excess of cash; $54,499 which we received from net advances under our line of credit from the bank; ($9,316) which we paid under Notes Payable to the bank; ($3,810) which were payments for capital lease obligations; and, ($28,288) which we distributed to a stockholder.

Our working capital at the end of Fiscal 1999 was a negative ($485,613) compared with a negative ($447,010) at the end of Fiscal 1998.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Clancy and Co., Certified Public Accounts, P.L.L.C. has served as Telmark Worldwide, Inc. independent auditor since xxxx, and Telmark Worldwide, Inc. has not had any dispute with Clancy and Co., Certified Public Accounts, P.L.L.C. over accounting or financial disclosure.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name, age and position of each director and executive officer of Telmark Worldwide, Inc.:


Name                        Age             Position

John E. Bortoli             61              President & Director
James Kowallzyk             60              Vice President & Director
Steven Swank                60              Secretary/Treasurer & Director

John E. Bortoli became Telmark Worldwide, Inc. president and a director in September of 2000. For the past eighteen years he has been the president of Borco Manufacturing, the company that we merged with on September 26, 2000.

James Kowallzyk became Telmark Worldwide, Inc. vice president and a director in September of 2000. Prior to that he was the chief executive officer of International Healthcare Solutions of Clearwater, Florida, a position that he held since 1998. Before that he was the president of Systems Communications, also of Clearwater, Florida, a position that he held from 1996 until he joined International Healthcare Solutions in 1998. Before that he was a director of Builders Marketing Inc. of Pittsburgh, Pa., a positions that he held from 1987 until he joined Systems Communications.

Steven Swank became the secretary/treasurer and a director of Telmark Worldwide, Inc. in September of 2000. In addition to this, he is also currently the president of Specialty Marketing Ocean Exports, Inc., a position that he has held since 1963.

The directors named above will serve until the first annual meeting of Telmark Worldwide, Inc. shareholders. Thereafter, directors will be elected for one-year terms at the annual shareholders' meeting. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement. No employment agreements currently exist or are contemplated. There is no arrangement or understanding between the directors and officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

None of the directors and officers has any arrangements with each other regarding serving on the board. They are personal and business acquaintances.

With the exception of John Bortoli, the directors and officers of Telmark Worldwide, Inc. will devote their time to Telmark Worldwide, Inc. affairs on an "as needed" basis. As a result, the actual amount of time, which they will devote to Telmark Worldwide, Inc. is unknown and is likely to vary substantially from month to month.

EXECUTIVE COMPENSATION

With the exception of John Bortoli, who receives an annual salary of $39,000, no officer or director has received any remuneration from Telmark Worldwide, Inc. Although there is no current plan in existence, it is possible that Telmark Worldwide, Inc. will adopt a plan to pay or accrue compensation to its Directors and Officers for services related to the implementation of the concept and business plan. Telmark Worldwide, Inc. has no stock option, retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs for the benefit of directors, officers or other employees, but the Board of Directors may recommend adoption of one or more such programs in the future. The Company does not have a policy established for non-cash remuneration or reimbursement for Directors and Officers.

Telmark Worldwide, Inc. has no employment contract or compensatory plan or arrangement with any executive officer. The directors currently do not receive any cash compensation from Telmark Worldwide, Inc. for their service as members of the board of directors. There is no compensation committee and no compensation policies have been adopted. See "Certain Relationships and Related Transactions."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of November 20, 2000, Telmark Worldwide, Inc. outstanding common stock owned of record or beneficially by each executive officer and director and by each person who owned of record, or was known by Telmark Worldwide, Inc. to own beneficially, more than 5% of the Company's common stock and the shareholdings of all executive officers as a group.

                                                                      Percentage
Class    Name and Address                            Shares Owned      of Class

Common   John Bortoli                                3,500,000           64.8%
         1130 Confer Avenue
         Johnstown, PA.  15905
Common   Steven Swank                                1,500,000           27.8%
         2323 Feather Sound Drive
         F101
         Clearwater, FL 33762
Common   James T. Kowalczyk                             50,000              1%
         5 Country Club Drive
         East Bay Country Club
         Key Largo, FL 33771
Common   Charles Kiefner                               300,000            5.6%
         120 Saint Croix Avenue
         Cocoa Beach, FL 32931

         All Officers and Directors As A Group       5,350,000           99.1%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No director, executive officer or nominee for election as a director of Telmark Worldwide, Inc. and no owner of five percent or more of the outstanding shares or any member of their immediate family has entered into or has proposed any transaction in which the amount involved exceeds $10,000.00.


DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Bylaws of Telmark Worldwide, Inc. provide that the Company will, absence a finding of negligence or misconduct in the performance of duty, indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits or proceedings against them on account of their being or having been directors or officers of Telmark Worldwide, Inc. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors officers or persons controlling Telmark Worldwide, Inc. and pursuant to the forgoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by the selling security holders has been passed upon by the law firm of

EXPERTS

Our financial statements for the period ended December 31 , 1999 appearing in this prospectus which is part of a Registration Statement have been audited by Clancy & Company, P.C., and are included in reliance upon such reports given upon the authority of Clancy & Company, P.C., as experts in accounting and auditing

ADDITIONAL INFORMATION

We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 with respect to the common stock offered by the selling security holders. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information regarding us and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement.
PART II

INFORMATION NOT REQUIRED IN Prospectus


Item 13. Other Expenses of Issuance and Distribution.

SEC registration fee                                                $1,930

Printing and engraving expenses                                      x,xxx

Attorneys' fees and expenses                                         x,xxx

Accountants' fees and expenses                                       x,xxx

Transfer agent's and registrar's fees and expenses                     xxx

Miscellaneous                                                          xxx

Total                                                              $xx,xxx


Item 14. Indemnification of Directors and Officers.

Pursuant to Nevada law, a corporation may indemnify a person who is a party or threatened to be made a party to an action, suit or proceeding by reason of the fact that he or she is an officer, director, employee or agent of the corporation, against such person's costs and expenses incurred in connection with such action so long as he or she has acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in the case of criminal actions, had no reasonable cause to believe his or her conduct was unlawful. Nevada law requires a corporation to indemnify any such person who is successful on the merits or defense of such action against costs and expenses actually and reasonably incurred in connection with the action.

The bylaws of Telmark Worldwide, Inc., filed as Exhibit x.x, provide that Telmark Worldwide, Inc. indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Telmark Worldwide, Inc., absent a finding of negligence or misconduct in office. The Company's Bylaws also permit Telmark Worldwide, Inc. to maintain insurance on behalf of its officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not Telmark Worldwide, Inc. has the power to indemnify such person against liability for any of those acts.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding the issuance and sales of The Company's securities without registration since its formation. No such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

Item 16. Exhibits.

-------------------------------------------------------------------------------- -----------
Item                                                                             Page Number
-------------------------------------------------------------------------------- -----------
Underwriting Agreement - Not Applicable
-------------------------------------------------------------------------------- -----------
Plan of acquisition, reorganization, arrangement, liquidation or succession          EX-2
-------------------------------------------------------------------------------- -----------
Articles of Incorporation and By-Laws                                                EX-3
-------------------------------------------------------------------------------- -----------
Instruments defining the rights of security holders, including indentures***
     Common Stock Certificate
     Class A Common Stock Warrant
     Class B Common Stock Warrant
-------------------------------------------------------------------------------- -----------
Opinion of Legality***
-------------------------------------------------------------------------------- -----------
Opinion re: Tax Matters***
-------------------------------------------------------------------------------- -----------
Voting Trust Agreement - Not Applicable
-------------------------------------------------------------------------------- -----------
Material Contracts - Not Applicable
-------------------------------------------------------------------------------- -----------
Statement re: computation of per share earnings - Not Applicable
-------------------------------------------------------------------------------- -----------
Statement re: computation of ratios - Not Applicable
-------------------------------------------------------------------------------- -----------
Annual  report to security  holders,  Form 10-Q or quarterly  report to security holders - Not Applicable
-------------------------------------------------------------------------------- -----------
Letter re: unaudited interim financial information***
-------------------------------------------------------------------------------- -----------
Letter re: change in certifying accountant - Not Applicable
-------------------------------------------------------------------------------- -----------
Subsidiaries of the Registrant - Not Applicable
-------------------------------------------------------------------------------- -----------
Consents of experts and counsel                                                      EX-23
-------------------------------------------------------------------------------- -----------
Power of attorney - Not Applicable
-------------------------------------------------------------------------------- -----------
Statement of eligibility of trustee - Not Applicable
-------------------------------------------------------------------------------- -----------
Invitation of Competitive bids - Not Applicable
-------------------------------------------------------------------------------- -----------
Financial Data Schedule - Not Applicable
-------------------------------------------------------------------------------- -----------
Additional Exhibits - Not Applicable
-------------------------------------------------------------------------------- -----------

**** To be filed via amendment


Item 17. Undertakings.

The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

 In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on our behalf by the undersigned, , in the City of xxxxxxx, State of xxxxxxxxxx, United States, on Xxxxxxx xx, 2000.

TELMARK WORLDWIDE, INC.


/s/ John E. Bortoli
By John E. Bortoli, its President

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Steven Swank, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or Blue Sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

s/s John E. Bortoli     President, and Director      Date:  12/xx/00
John E. Bortoli

s/s Steven Swank        Secretary/Treasurer          Date:  12/xx/00
Steven Swank